                ------------------------------------------------

                        PRO FORMA VALUATION UPDATE REPORT

                            COLONIAL BANKSHARES, INC.

                               HOLDING COMPANY FOR
                               COLONIAL BANK, FSB
                              BRIDGETON, NEW JERSEY


                                  DATED AS OF:
                                   MAY 6, 2005

                ------------------------------------------------











                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants


                                                              May 6, 2005


Board of Directors
Colonial Bankshares, MHC
Colonial Bankshares, Inc.
Colonial Bank, FSB
85 West Broad Street
Bridgeton, New Jersey  08302-2420

Members of the Boards:

        At your request, we have completed and hereby provide an updated independent appraisal ("Update") of the estimated pro forma market value of the Common Stock offered in connection with the Plan of Stock Issuance (the "Plan"), described below. This Update is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

        Our original appraisal report, dated March 4, 2005 (the "Original Appraisal") and updated appraisal report as of April 22, 2005 (the "First Update), are incorporated herein by reference. As in the preparation of our Original Appraisal and First Update, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

DESCRIPTION OF PLAN OF STOCK ISSUANCE

        Colonial Bankshares, MHC (the "MHC") is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 2003 in conjunction with the mutual holding company reorganization ("Reorganization") of Colonial Bank, FSB, Bridgeton, New Jersey (the "Bank"); no stock was issued publicly in the Reorganization. Simultaneous with the Reorganization, a wholly-owned mid-tier stock holding company was formed, Colonial Bankshares, Inc. ("Colonial" or the "Company") and Colonial became a wholly-owned subsidiary of the Company. Pursuant to the Plan, the Company will offer for sale up to 49.0% of its common stock (the "Minority Stock Issuance") to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the Employee Stock Ownership Plan, or "ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and, subsequently, if appropriate, to the public in a Syndicated Community Offering (collectively, the "Offering").

--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 2


        The number of shares of common stock to be sold in the Offering will approximate 46% of the total shares as noted below. The number of shares issued to the MHC will approximate 54% of the total shares.

        The Company will infuse capital into the Bank sufficient to increase the core capital ratio to 10.0% of pro forma assets, retaining the balance of the Offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the Offering.

LIMITING FACTORS AND CONSIDERATIONS

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

        RP Financial's valuation was determined based on the financial condition and operations of the Company as of March 31, 2005, the date of the supplemental financial data included in the regulatory applications and Prospectus. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

DISCUSSION OF RELEVANT CONSIDERATIONS

        1.      STOCK MARKET CONDITIONS

        The performance of the broader stock market has been positive since the date of the First Update, with stocks in general increasing during the past two weeks. Economic data showed a decline in initial jobless claims, a pick-up in manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports, all of which fueled a rise in the stock market heading into late-April and the first week in May. Investors also may have the viewpoint that overall stock prices have been oversold, leading to the recent rise in the major market indices. Declining oil prices and the continued measured pace of interest rate increases by the Fed have also provided some calming effect to interest rate fears. On May 6, 2005, the DJIA closed at 10345.40 or 1.9% higher since the date of the First Update, and the NASDAQ Composite Index closed at 1967.35 or 1.8% higher since the date of the First Update.

        Since the date of the First Update, thrift stocks participated in the broader market rally, due in part to declines in longer term treasury rates, as the Federal government announced that it will likely begin auctions of 30-year Treasury bonds again in the near future, which investors

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 3


believe will lead to a steeper yield curve. Other positive economic news, such as higher personal income, limited increases in consumer spending, stronger consumer sentiment and reports that core inflation levels remain under control also led to the upward movement in overall thrift stocks. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April and early May. On May 6, 2005 the SNL Index for all publicly-traded thrifts closed at 1,534.3, an increase of 4.4% since April 22, 2005. The SNL MHC Index closed at 2,708.20 on May 6, 2005, an increase of 1.1% since the date of the First Update.

        Similar to the SNL Indices for all publicly-traded thrifts, the updated pricing measures for all-publicly-traded were moderately higher since the date of the First Update. The updated pricing ratios for the Peer Group companies (fully converted basis) all of which operate in MHC form, were slightly lower, consistent with the lower performance of the SNL MHC index. The Peer Group's updated fully-converted pricing measures continued to reflect higher P/E multiples and lower P/B ratios than indicated for the comparable averages for all publicly-traded thrifts. A comparative pricing analysis of all publicly-traded thrifts and the Peer Group is shown in the following table, based on market prices as of April 22, 2005 and May 6, 2005. The Peer Group's pricing measures reflect implied pricing ratios on a fully-converted basis. Since the date of the First Update, the change in the Peer Group's pricing has been mixed, with four of the eleven peer group companies realizing increasing prices with the balance declining.

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 4


                                           Table 1
                               Average Pricing Characteristics

                                                       At April 22,   At May 6,      Percent
                                                           2005          2005        change
                                                           ----          ----        ------
PEER GROUP (FULLY CONVERTED BASIS)
Price/Earnings (x)                                        27.46x        26.61x       (3.1)%
Price/Core Earnings (x)                                   31.01         29.91        (3.6)
Price/Book (%)                                            92.37%        91.60%       (0.8)
Price/Tangible Book (%)                                   95.82         95.14        (0.7)
Price/Assets (%)                                          21.54         20.99        (2.6)

PEER GROUP (REPORTED MHC BASIS)
Price/Earnings (x)                                        32.64x        31.36x       (3.9)%
Price/Core Earnings (x)                                   36.26         34.59        (4.6)
Price/Book (%)                                           181.69%       178.09%       (2.0)
Price/Tangible Book (%)                                  195.09        191.43        (2.0)
Price/Assets (%)                                          24.48         23.75        (3.0)

ALL PUBLICLY-TRADED THRIFTS
Price/Earnings (x)                                        18.68         19.00x        1.7%
Price/Core Earnings (x)                                   20.02         20.19         1.0
Price/Book (%)                                           148.60        148.95         0.2
Price/Tangible Book (%)                                  164.10        166.00         1.2
Price/Assets (%)                                          16.38         16.28         0.6

OTHER
SNL Thrift Index                                         1469.6        1534.3         4.4%
SNL MHC Index                                            2678.3        2708.2         1.1%

(1)     Reflects the median percentage change.

        2.      RECENT ACTIONS BY THE FEDERAL RESERVE

        Since the date of the Original Appraisal, the Federal Reserve has raised targeted short term interest rates a total of two times, the most recent being as of May 3, 2005. Accordingly, the Federal Reserve's federal funds rate target has increased by 50 basis points since the date of the Original Appraisal, from 2.50% to 3.00% currently. Moreover, many economists are anticipating additional short-term interest rate hikes by the Federal Reserve in the future based on perceived inflationary pressures and as the Federal Reserve seeks to increase short-term rates to levels typically observed in a healthy economic environment.

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 4


VALUATION APPROACHES:  FULLY CONVERTED BASIS

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's Prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits 2 and 3). Pursuant to the minority stock Offering, we have also incorporated the valuation parameters disclosed in the Bank's Prospectus for Offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value, described in the First Update have not changed.

        In the Original Appraisal, we made the following adjustments to Colonial's pro forma value based upon our comparative analysis to the Peer
Group:

          Original Appraisal, First Update and Current Update Valuation Adjustments

         Key Valuation Parameters:                                 Valuation Adjustment
         ------------------------                                  --------------------

         Financial Condition                                       Slight Downward
         Profitability, Growth and Viability of Earnings           Slight Downward
         Asset Growth                                              Slight Upward
         Primary Market Area                                       No Adjustment
         Dividends                                                 Slight Downward
         Liquidity of the Shares                                   No Adjustment
         Marketing of the Issue                                    No Adjustment
         Management                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform    No Adjustment

        The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update. Likewise, no new financial data or operating results have been reported by the Bank since the date of the First Update. Accordingly, the slight downward adjustment applied for the Company's financial condition in the Original Appraisal remained appropriate. Similarly, a slight downward adjustment remained appropriate for Colonial's profitability, growth and viability of earnings, as the Company's updated trailing twelve month earnings were unchanged on a return on assets basis.

        The general market for thrift stocks is higher since the date of the First Update, as indicated by increases in the SNL Index for all publicly-traded thrifts (4.4% increase) and SNL MHC Index for all publicly-traded MHCs (1.1% increase). The fully converted pricing measures of the Peer Group were nominally lower. Specifically, the pro forma fully converted P/TB ratio

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 6


was substantially unchanged, declining by less that 1% while the pro forma P/E multiples on a fully converted basis declined slightly in the range of 3% to 4%.

        In the determination of value, we have considered recent positive economic news which has bolstered the stock market generally (as measured by the DJIA) and which has also led to a 4.4% increase in the SNL Index and a 1.1% increase in the SNL MHC Index. Additionally, we have also considered the near term impact of recent short-term rate increases on the reinvestment of funds received in Colonial's offering.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 6, 2005, the pro forma market value of Colonial's full conversion Offering equaled $37,000,000 at the midpoint, equal to 3,700,000 shares at $10.00 per share. The valuation reflects an approximate 5.7% increase relative to the midpoint pro forma value established in the First Update.

        1. P/B APPROACH. The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Colonial's pro forma book value (fully-converted basis). Based on the $37.0 million midpoint valuation (fully converted basis), Colonial's updated pro forma P/B and P/TB ratios equaled 77.08%. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 91.60% and 95.14%, the Company's ratios reflected a discount of 15.9% on a P/B basis and a discount of 19.0% on a P/TB basis. By comparison, the Company's ratios reflected a discount of 18.2% on a P/B basis and a discount of 21.1% on a P/TB basis at the midpoint of the of the valuation range on a fully converted basis in the First Update (based on the Peer Group averages).

        On an MHC basis, the Company's pro forma P/B and P/TB ratios both equaled 120.58% at the midpoint, which reflects a discount from the Peer Group average on an MHC basis of 32.3% to 37.0%, respectively. At the supermaximum of the range, the Company's P/B and P/TB ratios both equaled 138.0%, which reflects a 22.5% and 27.9% discount relative to the Peer Group average P/B and P/TB ratios.

        2. P/E APPROACH. The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $1,906,000 for the twelve months ended March 31, 2005. In deriving Colonial's core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investments, which equaled $67,000 for the 12 months ended March 31, 2005 (the same type of adjustments were made for the Peer Group). As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39.94% for the gains eliminated, the Bank's core earnings were determined to equal $1,866,000 for the twelve months ended March 31, 2005.

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 7


                                                               AMOUNT
                                                               ($000)

        Net income                                              $1,906
        Deduct: Gain on sale of investments(1)                     (40)
                                                                ------
        Estimated core earnings                                 $1,866

        (1)  Tax effected at 39.94%.

        Based on Colonial's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $37.0 million midpoint value equaled 19.55 times and 19.97 times, respectively, indicating a discount of 26.5% relative to the Peer Group's average reported P/E multiple (fully-converted basis) of 26.61 times and a 33.2% discount relative to the Peer Group's core P/E multiple of 29.91 times. By comparison, the Company's value at the midpoint in the First Update indicated a discount of 32.7% on a reported earnings basis and 39.1% on a core earnings basis. At the supermaximum of the Offering range, the Company's pro forma earnings multiples are discounted by 2.6% based on reported earnings and 11.5% based on core earnings.

        On an MHC basis, the Company's pro forma P/E multiples based on reported and core earnings equaled 19.67 and 20.10 times at the midpoint, respectively (see Table 3, excludes P/E ratios over 50 times). At the supermaximum of the range, the Company's reported and core earnings multiples based on the minority stock Offering equaled 26.08 and 26.64 times, respectively. In comparison, the Peer Group average multiples on an MHC basis based on reported and core earnings equaled 31.36 and 34.59 times, respectively (excluding P/E ratios over 50 times).

        3. P/A APPROACH. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. Moreover, any withdrawal of deposits will result in a further increase in the post-Offering P/A ratio. At the midpoint of the updated valuation range, the Company's value equaled 11.29% of pro forma fully converted assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 20.99% which implies a discount of 46% to the Company's pro forma P/A ratio (fully-converted basis), as compared to a discount of 50% indicated at the midpoint in the First Update. On an MHC basis, the Company had a P/A ratio of 11.92% at the midpoint, which provides for a discount of 50% to the Peer Group's average P/A ratio of 23.75% (the discount was 54% in the First Update).

VALUATION CONCLUSION

        Based on the foregoing, it is our opinion that, as of May 6, 2005, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion,

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 8


including the shares issued publicly, as well as to the MHC, equaled $37,000,000 at the midpoint, equal to 3,700,000 shares offered at a per share value of $10.00.

        Pursuant to conversion guidelines, the 15% Offering range indicates a minimum value of $31.5 million and a maximum value of $42.6 million. Based on the $10.00 per share Offering price determined by the Board, this valuation range equates to total shares outstanding of 3,145,000 at the minimum and 4,255,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $48.9 million without a resolicitation. Based on the $10.00 per share Offering price, the supermaximum value would result in total shares outstanding of 4,893,250. The Board of Directors has established a public Offering range such that the public ownership of the Company will constitute a 46.00% ownership. Accordingly, the Offering to the public of the minority stock will equal $14.5 million at the minimum, $17.0 million at the midpoint, $19.6 million at the maximum and $22.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 2 and are detailed in Exhibit 2 and
Exhibit 3; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 3 and are detailed in Exhibits 4 and 5.



                                                Respectfully submitted,

                                                RP(R) FINANCIAL, LC.



                                                /s/ Ronald S. Riggins

                                                Ronald S. Riggins
                                                President and Managing Director



                                                /s/ James P. Hennessey

                                                James P. Hennessey
                                                Senior Vice President

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 9


                                                   Table 2
                     MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                                Colonial Bankshares, Inc. and the Comparables
                                               As of May 6, 2005


                                                               Fully Converted
                                                                Implied Value       Per Share(8)
                                                             ------------------- --------------------
                                                                                              Book
                                                             Price/      Market  Core 12 Mo.  Value/
Financial Institution                                        Share(1)     Value     EPS(2)    Share
---------------------                                        --------     -----     ------    -----
                                                                ($)      ($Mil)       ($)      ($)
Colonial Bankshares, Inc.
-------------------------
  Superrange                                                  $10.00      $48.93     $0.38    $11.88
  Maximum                                                     $10.00      $42.55     $0.44    $12.39
  Midpoint                                                    $10.00      $37.00     $0.50    $12.97
  Minimum                                                     $10.00      $31.45     $0.59    $13.76

All Public Companies(7)
-----------------------
  Averages                                                    19.89       372.98      1.01     13.65
  Medians                                                       ---          ---       ---       ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                    17.52       350.52      0.96     10.97
  Medians                                                       ---          ---       ---       ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                    16.48      $113.37     $0.56    $17.70
  Medians                                                        --           --        --        --


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)                        22.76        85.12      0.77     27.01
BCSB    BCSB Bankcorp MHC of MD (36.4)                        14.00        82.60      0.23     15.07
CHEV    Cheviot Fin Cp MHC of OH(45.0)                        11.08       109.90      0.29     13.10
CSBK    Clifton Svg Bp MHC of NJ(45.0)                        10.31       314.76      0.20     11.53
GOV     Gouverneur Bcp MHC of NY(42.6)                        13.50        30.83      0.43     14.66
GCBC    Green Co Bcrp MHC of NY (44.0)                        35.05        72.38      1.65     32.18
JXSB    Jcksnville Bcp MHC of IL(47.2)                        12.50        24.59      0.49     15.65
KFED    K-Fed Bancorp MHC of CA (39.8)                        11.43       168.19      0.35     12.15
ONFC    Oneida Fincl MHC of NY (42.9)                         11.01        84.56      0.59     12.21
PBHC    Pathfinder BC MHC of NY (35.4)                        16.05        39.39      0.42     17.82
WFD     Westfield Finl MHC of MA(43.6)                        23.59       234.72      0.70     23.29

                                                                                                                  Dividends(4)
                                                                                                           -------------------------
                                                                             Pricing Ratios(3)
                                                             --------------------------------------------  Amount/           Payout
Financial Institution                                          P/E       P/B      P/A      P/TB    P/Core   Share   Yield   Ratio(5)
---------------------                                          ---       ---      ---      ----    ------   -----   -----   --------
                                                               (x)       (%)      (%)      (%)      (x)      ($)     (%)       (%)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                                  25.91     84.15%   14.49%   84.15%   26.47    $0.00   0.00%     0.00%
  Maximum                                                     22.50     80.71%   12.80%   80.71%   22.99    $0.00   0.00%     0.00%
  Midpoint                                                    19.55     77.08%   11.29%   77.08%   19.97    $0.00   0.00%     0.00%
  Minimum                                                     16.60     72.65%    9.74%   72.65%   16.95    $0.00   0.00%     0.00%

All Public Companies(7)
-----------------------
  Averages                                                    19.00    148.95    16.28   166.00    20.19     0.45   2.26     34.56
  Medians                                                     16.19    140.75    14.12   155.70    17.97      ---    ---       ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                    19.36    162.61    14.51   175.88    21.51     0.43   2.25     37.17
  Medians                                                     14.62    157.00    15.84   176.09    20.49      ---    ---       ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                    26.61x    91.60    20.99    95.14    29.91x    0.38   2.35     58.36
  Medians                                                     26.84x    90.17    22.05    95.69    31.40x      --     --        --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)ALLB                    29.18     84.27    18.99    84.27    29.56     0.36   1.58     46.75
BCSB    BCSB Bankcorp MHC of MD (36.4)BCSB                     N.M.     92.90    10.06    95.69     N.M.     0.50   3.57       NM
CHEV    Cheviot Fin Cp MHC of OH(45.0)CHFN                     N.M.     84.58    33.45    84.58    38.21     0.24   2.17       NM
CSBK    Clifton Svg Bp MHC of NJ(45.0)GOV                      N.M.     89.42    32.10    89.42     N.M.     0.20   1.94       NM
GOV     Gouverneur Bcp MHC of NY(42.6)GCBC                    30.00     92.09    24.64    92.09    31.40     0.28   2.07     65.12
GCBC    Green Co Bcrp MHC of NY (44.0)JXSB                    21.24    108.92    22.05   108.92    21.24     0.88   2.51     53.33
JXSB    Jcksnville Bcp MHC of IL(47.2)NWSB                    24.51     79.87     9.30    88.46    25.51     0.30   2.40     61.22
KFED    K-Fed Bancorp MHC of CA (39.8)ONFC                    31.75     94.07    24.15    96.54    32.66     0.20   1.75     57.14
ONFC    Oneida Fincl MHC of NY (42.9) PBHC                    21.17     90.17    18.20   104.96    18.66     0.40   3.63     67.80
PBHC    Pathfinder BC MHC of NY (35.4)WFD                     23.96     90.07    12.16   100.31    38.21     0.41   2.55       NM
WFD     Westfield Finl MHC of MA(43.6)                        31.04    101.29    25.78   101.29    33.70     0.40   1.70     57.14

                                                                           Financial Characteristics(6)
                                                              -------------------------------------------------------
                                                                                            Reported        Core
                                                               Total    Equity/  NPAs/    -----------   -------------
Financial Institution                                          Assets   Assets   Assets    ROA    ROE     ROA    ROE
---------------------                                          ------   ------   ------    ---    ---     ---    ---
                                                               ($Mil)    (%)       (%)     (%)    (%)     (%)    (%)
Brooklyn Federal Savings Bank
-----------------------------
  Superrange                                                    $421    35.36%    0.31%   0.88%  2.48%   0.86%  2.44%

  Superrange                                                    $338    17.21%    3.17%   0.56%  3.25%   0.55%  3.18%
  Maximum                                                       $332    15.86%    3.22%   0.57%  3.59%   0.56%  3.51%
  Midpoint                                                      $328    14.65%    3.27%   0.58%  3.94%   0.57%  3.86%
  Minimum                                                       $323    13.40%    3.31%   0.59%  4.38%   0.57%  4.29%

All Public Companies(7)
-----------------------
  Averages                                                     2,559     11.09     0.44    0.76   7.90    0.72   6.95
  Medians                                                        ---       ---      ---     ---    ---     ---    ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                                     2,183      9.49     0.11    0.86  10.29    0.77   9.22
  Medians                                                        ---       ---      ---     ---    ---     ---    ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                       517     22.93     0.55    0.67   3.06    0.68   3.01
  Medians                                                         --        --       --      --     --      --     --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB    Alliance Bank MHC of PA (20.0)ALLBALLB                   448     22.54     1.42    0.65   2.88    0.65   2.84
BCSB    BCSB Bankcorp MHC of MD (36.4)BCSBBCSB                   821     10.83     0.19    0.16   1.39    0.17   1.53
CHEV    Cheviot Fin Cp MHC of OH(45.0)CHFNCHFN                   329     39.55       NA    0.57   1.66    0.88   2.53
CSBK    Clifton Svg Bp MHC of NJ(45.0)GOV GOV                    981     35.90       NA    0.66   1.97    0.66   1.97
GOV     Gouverneur Bcp MHC of NY(42.6)GCBCGCBC                   125     26.76     0.43    0.89   3.10    0.85   2.96
GCBC    Green Co Bcrp MHC of NY (44.0)JXSBJXSB                   328     20.24       NA    1.07   5.18    1.07   5.18
JXSB    Jcksnville Bcp MHC of IL(47.2)NWSBNWSB                   264     11.64     0.83    0.37   3.19    0.36   3.07
KFED    K-Fed Bancorp MHC of CA (39.8)ONFCONFC                   696     25.68       NA    0.76   2.97    0.74   2.89
ONFC    Oneida Fincl MHC of NY (42.9) PBHCPBHC                   465     20.19     0.12    0.85   4.28    0.97   4.85
PBHC    Pathfinder BC MHC of NY (35.4)WFD WFD                    324     13.50       NA    0.52   3.76    0.32   2.36
WFD     Westfield Finl MHC of MA(43.6)                           911     25.45     0.28    0.83   3.23    0.77   2.98

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)     Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

BOARD OF DIRECTORS
MAY 6, 2005
PAGE 10

                                               Table 3
                                       Public Market Pricing
                              Colonial Bank, FSB and the Comparables
                                          As of May 6, 2005


                                                        Market
                                                    Capitalization       Per Share Data
                                                  ------------------- --------------------
                                                                                   Book
                                                  Price/      Market  Core 12 Mo.  Value/
Financial Institution                             Share(1)     Value     EPS(2)    Share
---------------------                             --------     -----     ------    -----
                                                     ($)      ($Mil)       ($)      ($)
Colonial Bank, FSB
------------------
  Superrange                                       $10.00      $48.93     $0.38    $7.24
  Maximum                                          $10.00      $42.55     $0.43    $7.73
  Midpoint                                         $10.00      $37.00     $0.50    $8.29
  Minimum                                          $10.00      $31.45     $0.59    $9.05

All Public Companies(7)
-----------------------
  Averages                                         $19.89     $372.98     $1.01   $13.65
  Medians                                             ---         ---       ---      ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                         $17.52     $350.52     $0.96   $10.97
  Medians                                             ---         ---       ---      ---

Comparable Group Averages
-------------------------
  Averages                                         $16.48      $46.56     $0.47    $9.00
  Medians                                               -           -         -        -

Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)             $22.76      $15.66     $0.61   $10.18
BCSB    BCSB Bankcorp MHC of MD (36.4)             $14.00      $30.03     $0.15    $7.41
CHEV    Cheviot Fin Cp MHC of OH(45.0)             $11.08      $49.45     $0.23    $7.86
CSBK    Clifton Svg Bp MHC of NJ(45.0)             $10.31     $141.65     $0.15    $6.65
GOV     Gouverneur Bcp MHC of NY(42.6)             $13.50      $13.14     $0.36    $8.00
GCBC    Green Co Bcrp MHC of NY (44.0)             $35.05      $31.72     $1.47   $15.25
JXSB    Jcksnville Bcp MHC of IL(47.2)             $12.50      $11.60     $0.43    $9.97
KFED    K-Fed Bancorp MHC of CA (39.8)             $11.43      $66.90     $0.29    $6.23
ONFC    Oneida Fincl MHC of NY (42.9)              $11.01      $35.62     $0.53    $6.73
PBHC    Pathfinder BC MHC of NY (35.4)             $16.05      $13.92     $0.32    $8.89
WFD     Westfield Finl MHC of MA(43.6)             $23.59     $102.45     $0.58   $11.86

                                                                                                            Dividends(4)
                                                                                                    -------------------------
                                                                   Pricing Ratios(3)
                                                   ----------------------------------------------   Amount/           Payout
Financial Institution                                P/E       P/B       P/A      P/TB     P/Core    Share   Yield   Ratio(5)
---------------------                                ---       ---       ---      ----     ------    -----   -----   --------
                                                     (x)       (%)       (%)      (%)       (x)       ($)     (%)       (%)
Colonial Bank, FSB
------------------
  Superrange                                        36.18x   190.87%    38.72%   190.87%   36.77x    $0.00    0.00%    0.00%

  Superrange                                        26.08x   138.03     15.53    138.03    26.64x    $0.00    0.00%    0.00%
  Maximum                                           22.64x   129.33     13.61    129.33    23.14x    $0.00    0.00%    0.00%
  Midpoint                                          19.67x   120.58     11.92    120.58    20.10x    $0.00    0.00%    0.00%
  Minimum                                           16.70x   110.48     10.21    110.48    17.06x    $0.00    0.00%    0.00%

All Public Companies(7)
-----------------------
  Averages                                          19.00x   148.95     16.28    166.00    20.19x    $0.45    2.26    34.56
  Medians                                           16.19x   140.75     14.12    155.70    17.97x      ---     ---      ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                          19.36x   162.61     14.51    175.88    21.51x    $0.43    2.25    37.17
  Medians                                           14.62x   157.00     15.84    176.09    20.49x      ---     ---      ---

Comparable Group Averages
-------------------------
  Averages                                          31.36x   178.09     23.75    191.43    34.59x    $0.38    2.35    25.70
  Medians                                           31.84x   180.54     24.68    198.90    37.41x        -       -        -

Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)              36.71    223.58     20.50    223.58    37.31     $0.36    1.58    11.80
BCSB    BCSB Bankcorp MHC of MD (36.4)               N.M.    188.93     10.65    200.86     N.M.     $0.50    3.57       NM
CHEV    Cheviot Fin Cp MHC of OH(45.0)               N.M.    140.97     39.74    140.97    48.17     $0.24    2.17       NM
CSBK    Clifton Svg Bp MHC of NJ(45.0)               N.M.    155.04     37.85    155.04     N.M.     $0.20    1.94       NM
GOV     Gouverneur Bcp MHC of NY(42.6)              35.53    168.75     28.05    168.75    37.50     $0.28    2.07       NM
GCBC    Green Co Bcrp MHC of NY (44.0)              23.84    229.84     24.68    229.84    23.84     $0.88    2.51    26.24
JXSB    Jcksnville Bcp MHC of IL(47.2)              27.78    125.38      9.71    147.93    29.07     $0.30    2.40    32.92
KFED    K-Fed Bancorp MHC of CA (39.8)              38.10    183.47     27.61    193.07    39.41     $0.20    1.75    27.43
ONFC    Oneida Fincl MHC of NY (42.9)               23.93    163.60     20.01    219.76    20.77     $0.40    3.63       NM
PBHC    Pathfinder BC MHC of NY (35.4)              28.16    180.54     13.04    227.02     N.M.     $0.41    2.55       NM
WFD     Westfield Finl MHC of MA(43.6)              36.86    198.90     29.45    198.90    40.67     $0.40    1.70    30.10


                                                                    Financial Characteristics(6)
                                                   ----------------------------------------------------------
                                                                                Reported           Core
                                                    Total   Equity/  NPAs/    ------------    ---------------   Offering
Financial Institution                               Assets  Assets   Assets    ROA     ROE      ROA      ROE      Size
---------------------                               ------  ------   ------    ---     ---      ---      ---      ----
                                                    ($Mil)   (%)      (%)      (%)     (%)      (%)      (%)     ($Mil)
Colonial Bank, FSB
------------------
  Superrange                                         $315   11.25    0.03     0.60     5.29     0.58     5.18     22.51
  Maximum                                            $313   10.53    0.03     0.60     5.71     0.59     5.59     19.57
  Midpoint                                           $310    9.89    0.03     0.61     6.13     0.59     6.00     17.02
  Minimum                                            $308    9.24    0.03     0.61     6.62     0.60     6.47     14.47

All Public Companies(7)
-----------------------
  Averages                                         $2,559   11.09    0.44     0.76     7.90     0.72     6.95
  Medians                                             ---     ---     ---      ---      ---      ---      ---

All Non-MHC State of NY(7)
--------------------------
  Averages                                         $2,183    9.49    0.11     0.86  1  0.29     0.77     9.22
  Medians                                             ---     ---     ---      ---      ---      ---      ---

Comparable Group Averages
-------------------------
  Averages                                           $459   13.80    0.55     0.62     5.02     0.63     4.92
  Medians                                               -       -       -        -        -        -        -

Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)                382    9.17    1.42     0.56     6.03     0.55     5.93
BCSB    BCSB Bankcorp MHC of MD (36.4)                776    5.64    0.19     0.10     1.76     0.12     2.03
CHEV    Cheviot Fin Cp MHC of OH(45.0)                277   28.19      NA     0.47     2.09     0.83     3.70
CSBK    Clifton Svg Bp MHC of NJ(45.0)                832   24.41      NA     0.59     2.85     0.59     2.85
GOV     Gouverneur Bcp MHC of NY(42.6)                110   16.62    0.43     0.86     4.84     0.82     4.59
GCBC    Green Co Bcrp MHC of NY (44.0)                293   10.74      NA     1.07     9.85     1.07     9.85
JXSB    Jcksnville Bcp MHC of IL(47.2)                253    7.74    0.83     0.34     4.37     0.33     4.17
KFED    K-Fed Bancorp MHC of CA (39.8)                609   15.05      NA     0.73     4.84     0.70     4.68
ONFC    Oneida Fincl MHC of NY (42.9)                 422   12.23    0.12     0.83     6.89     0.96     7.93
PBHC    Pathfinder BC MHC of NY (35.4)                302    7.22      NA     0.47     6.43     0.26     3.61
WFD     Westfield Finl MHC of MA(43.6)                797   14.81    0.28     0.80     5.29     0.73     4.80

(1)     Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)     Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.